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                                                                   EXHIBIT 10.64


                                  May 17, 2000


Jerre L. Stead
[address]


Dear Jerre,

         You have indicated your willingness to serve as an advisor to Kent Foster, the Company's chief executive officer, after your retirement as Chairman of the Company and a member of its Board of Directors at the 2000 Annual Meeting of Shareowners held this date. On behalf of the Board of Directors, the Human Resources Committee of the Board would like to provide certain benefits to you in recognition of the many valuable contributions you have made to the success of the Company during your tenure as chief executive officer and in consideration of your willingness to serve as an advisor for Mr. Foster. Accordingly, the Committee is pleased to offer you the following:


         1. Effective with your retirement from the Company, all of your remaining outstanding options to purchase Class A Common Stock, par value $.01 per share, of the Company (including the options that you have transferred to your grandchildren's trusts) will vest. You will be permitted to exercise these options, as well as all of your other vested and unexercised options that were not identified at the time of grant as performance or "cliff vesting" options, through and including March 31, 2004, the scheduled expiration date for these options. In addition, you will be permitted to exercise your currently vested and unexercised performance or "cliff vesting" options through and including May 17, 2004, the fourth anniversary of your retirement from the Company.

         2. The Company will pay you a fee of $500,000 in exchange for your services as an advisor to Mr. Foster for a period of one year after your retirement. Such advisory services may include telephone conversations, correspondence, attendance and participation in meetings and transfer of knowledge and information regarding operational or other issues. In addition, the Company will reimburse you for any out of pocket expenses you may incur in connection with such services in accordance with its reimbursement policies.

         Jerre, please accept my thanks on behalf of all of the Board for your contributions to the Company. We all hope that you enjoy a long and productive retirement.

                                            Sincerely yours,

                                            /s/ Don H. Davis, Jr.
                                            ------------------------------------
                                            Don H. Davis, Jr.
                                            Chairman, Human Resources Committee
                                            of the Board of Directors